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                                [MCDONALD & COMPANY SECURITIES, INC. LETTERHEAD]


FOR IMMEDIATE RELEASE
CONTACT: RICHARD CLARK (216) 443-2614




                           MCDONALD & COMPANY SHAREHOLDERS
                            APPROVE MERGER WITH KEYCORP


CLEVELAND, September 15,1998 -- In a special meeting, shareholders of McDonald & Company Investments, Inc. (NYSE:MDD) today approved by a substantial margin the proposed merger of McDonald & Company into KeyCorp (NYSE:KEY).

More than 82% of McDonald & Company outstanding shares voted with nearly 99% of those shares voting in favor of the agreement. The transaction is expected to close in the fourth quarter of 1998, subject to regulatory approval and other conditions.

The merger was announced by KeyCorp and McDonald on June 15. The McDonald & Company acquisition creates a powerful business for KeyCorp, which will be focused on providing capital markets, investment banking and asset management expertise to business and private clients on a national basis. This business group will be launched with a revenue base of nearly $1 billion.

McDonald & Company operates a investment advisory, investment banking and brokerage business and offers trust services through a wholly-owned subsidiary. KeyCorp is one of the nation's largest financial services companies, with assets of approximately $76 billion. Through four principal lines of business -- corporate capital, consumer finance, community banking and capital partners -- the Cleveland-based company provides retail and wholesale banking, investment, financing and money management services to individuals and companies across the U.S. KeyCorp companies have a presence in 46 states from Maine to Alaska, including its network of KeyCenters, 2,600 ATMS, affiliate offices and four telebanking centers (1-800-KEY2YOU) that provide financial products and services 24 hours a day, every day of the year. KeyCorp's Web site can be found at http://www.Key.com.

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